EXHIBIT 02

                                                                  [LOGO] ENERSIS
                                                         Santiago, June 20, 2003
                                                     Ger. Gen N(degree) 117/2003

Mister
Alejandro Ferreiro Y.
Superintendent of Securities and Insurance

                                                                        Santiago

                                                Ref: ADVICE OF AN IMPORTANT FACT

Dear Sir,

We hereby inform you, as an Important Fact, on the degree of progress on the Company's capital increase underway, within the context of the First Preferential Subscription Period, initiated on last May 31 and to conclude next June 30.

Up until yesterday, June 19 2003, 15,661,634,790 shares for a value of US$1,325,449,000 had been subscribed. This amount corresponds to 64.23% of the total capital increase. Of the total subscribed, 14,406,840,511 shares (US$1,218,967,000) correspond to Elesur S.A., a subsidiary of Endesa S.A., the controlling shareholder of Enersis S.A., and 1,254,794,279 shares, (US$106,482,000) correspond to third parties.

Yours sincerely,


                                Ricardo Alvial M.
                         Manager, Investments and Risks

cc.:
Santiago Stock Exchange
Electronic Stock Exchange of Chile
Brokers Exchange of Valparaiso
Risk Rating Commission